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                                                                     EXHIBIT 2.4

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           NCI BUILDING SYSTEMS, INC.


         Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, NCI Building Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That the Board of Directors of the Corporation, at a meeting duly called pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, adopted the following resolutions setting forth and declaring advisable the following proposed amendment to the Restated Certificate of Incorporation of the Corporation:

         A. Article Fourth, Section 1 of the Restated Certificate of Incorporation of the Company is hereby amended by deleting in its entirety the first sentence of Article Fourth, Section 1 of the Restated Certificate of Incorporation and adding the following revised text:

                 "FOURTH.

                          SECTION 1. Capitalization. The Corporation is authorized to issue Twenty-Two Million (26,000,000) shares of capital stock. Twenty-Five Million (25,000,000) of the authorized shares shall be common stock, one cent ($0.01) par value each ("Common Stock"), and One Million (1,000,000) of the authorized shares shall be preferred stock, one dollar ($1.00) par value each ("Preferred Stock")."

         SECOND: That at a special meeting of stockholders held on March 5, 1997 and duly called pursuant to Section 222 of the General Corporation Law of the State of Delaware, a majority of the stockholders approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

         FIFTH: In accordance with Section 103(d) of the General Corporation Law of the State of Delaware, this amendment shall become effective as of the filing hereof.
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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to its Restated Certificate of Incorporation to be executed this 5th day of March, 1997.

                                        NCI BUILDING SYSTEMS, INC.



                                        By: /s/ Johnie Schulte
                                           ------------------------------------
                                            Johnie Schulte, President and
                                            Chief Executive Officer

ATTEST:



/s/ Donnie R. Humphries
---------------------------------------
Donnie R. Humphries, Secretary






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